UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2024

McCormick & Company, Incorporated

(Exact name of registrant as specified in its charter)

Maryland	001-14920	52-0408290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Schilling Road, Suite 1
Hunt Valley, Maryland	21031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 771-7301

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	MKC-V	New York Stock Exchange
Common Stock Non-Voting	MKC	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Offering

On October 3, 2024, McCormick & Company, Incorporated, a Maryland corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”), for the issuance and sale of $500 million aggregate principal amount of its 4.700% Notes due 2034 (the “Notes”). The Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (No. 333-271070) previously filed with the Securities and Exchange Commission. The offering of the Notes (the “Offering”) closed on October 8, 2024. The Company intends to use the net proceeds from the Offering to repay a portion of its outstanding commercial paper borrowings and for general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement which is filed as Exhibit 1.1 to this report and incorporated by reference herein.

Indenture and Notes

The Notes were issued pursuant to an Indenture, dated as of July 8, 2011 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), pursuant to which the Company may issue an unlimited amount of debt securities from time to time in one or more series.

The Notes bear interest at a rate of 4.700% per annum and mature on October 15, 2034. Interest on the Notes will be paid semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2025. The Company may redeem the Notes, in whole or in part, at any time or from time to time prior to their maturity at the redemption price described in the Notes. Additionally, upon the occurrence of a change of control, as defined in the Notes, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

The Indenture provides, among other things, that the Notes will be unsecured senior obligations of the Company and will rank equally with all of the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The Indenture imposes certain limitations on the ability of the Company and its restricted subsidiaries, as defined in the Indenture, to create or incur liens and to enter into sale and leaseback transactions. The Indenture also imposes certain limitations on the ability of the Company to merge or consolidate with or into any other person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property of the Company in any one transaction or series of related transactions.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest, breach of covenants or other agreements in the Indenture, defaults in or failure to pay certain other indebtedness, and certain events of bankruptcy or insolvency.

U.S. Bancorp Investments, Inc., one of the Underwriters, is an affiliate of the Trustee.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture and the form of global note representing the Notes, which are included as Exhibits 4.1 and 4.2, respectively, to this report and incorporated by reference herein.

Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, has issued an opinion to the Company, dated October 8, 2024, regarding the legality of the Notes. A copy of this opinion is filed as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated October 3, 2024, among the Company and BofA Securities, Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A thereto.

4.1	Indenture between the Company and U.S. Bank National Association, dated as of July 8, 2011 (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K dated July 5, 2011, File No. 1-14920, as filed with the Securities and Exchange Commission on July 8, 2011).

4.2	Form of Global Note representing the 4.700% Notes due 2034.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McCORMICK & COMPANY, INCORPORATED

	By:	/s/ Jeffery D. Schwartz
Date: October 8, 2024		Jeffery D. Schwartz
Vice President, General Counsel & Secretary